EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of The Providence Service Corporation of our report dated August 16, 2005, related to our audit of the financial statements of Children’s Behavioral Health (consisting of the combined Behavioral Health Rehabilitation Services and Cambria Partial Hospitalization programs operated by Nulton Diagnostic & Treatment Center, PC) for the year ended December 31, 2004, which appears in the Form 8-K/A of The Providence Service Corporation.

/s/    Joseph Decosimo and Company, PLLC

Chattanooga, Tennessee

June 16, 2006